Exhibit 10.13

PATENT LICENSE AGREEMENT

This Patent License Agreement (“Agreement”), dated as of October 12, 2021 (the “Effective Date”), is by and between Kim Moon 1-lo a/k/a Chris MH Kim, MD, an individual (“Licensor”) and Apimeds Pharmaceuticals US, Inc., a Delaware corporation (“Licensee”) (each a “Party” and collectively, the “Parties”).

WHEREAS, Licensor is the owner of and has the right to license to Licensee the Licensed Patents (as defined below); and

WHEREAS, Licensee wishes to use the Licensed Patents in the Territory (as defined below) in connection with the Licensed Products (as defined below) and Licensor is willing to grant to Licensee a license to and under the Licensed Patents on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to be closed for business.

“Licensed Patents” means, collectively, U.S Patent Application Serial No. 09/615,437, U.S. Divisional Patent Application Serial No. 10/960,772 and U.S. Patent Serial No. 12/152, 216, and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals thereof. Each of the foregoing Licensed Patents is a “Licensed Patent”.

“Licensed Products” means all products the manufacture, use, offer for sale, sale or importation of which by Licensee would, but for this Agreement, infringe a Valid Claim in a jurisdiction where such a Valid Claim exists.

“Territory” means the United States of America.

“Valid Claim” means a claim of an unexpired issued or granted Licensed Patent as long as the claim has not been admitted by Licensor or otherwise caused to be invalid or unenforceable through reissue, disclaimer or otherwise, or held invalid or unenforceable by a governmental authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

2. Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term a nontransferable, nonsublicensable, exclusive right and license (even as to Licensor) under the Licensed Patents to make, have made, use, offer to sell, sell and import Licensed Products in the Territory.

3. Consideration. In consideration of its license to the Licensed Patents under this Agreement, Licensee shall pay to Licensor, concurrently with the full execution of this Agreement, one dollar ($1.00).

4. Patent Prosecution and Maintenance. For each patent and patent application included as a Licensed Patent, Licensor shall be solely responsible for, and make all decisions concerning, the preparation, filing, prosecution and maintenance thereof.

5. Challenges to Licensed Patent. Licensee agrees not to challenge the validity or enforceability of the Licensed Patents or assist any third party in doing so. If, during the Term, Licensee or a Licensee affiliate institutes or actively participates as an adverse party in, or otherwise provides material support to, any action, suit or other proceeding to invalidate or limit the scope of any Licensed Patent claim or obtain a ruling that any Licensed Patent claim is unenforceable or not patentable or that any Licensed Products would not, but for the licenses granted hereunder, infringe one or more claims of any Licensed Patent (“Licensed Patent Challenge”), this Agreement will immediately terminate effective as of the first date of Licensee’s or its affiliate’s first filing or participation in the Licensed Patent Challenge.

6. Enforcement of Licensed Patent and Third-party Infringement Claims.

6.1 Notice of Infringement or Third-party Claims. If (a) either party believes that the Licensed Patent is being infringed or misappropriated by a third party in the Territory, or (b) if a third party alleges that the Licensed Patent is invalid or unenforceable or claims that a Licensed Product, or its use, development, manufacture or sale infringes such third party’s intellectual property rights in the Territory, the party possessing such belief or awareness of such claims shall promptly provide written notice to the other party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

6.2 Right to Bring Action or Defend.

(a) Licensor has the sole right and discretion to prevent or abate any actual or threatened misappropriation or infringement and attempt to resolve any claims relating to the Licensed Patent, including by (a) prosecuting or defending any opposition, derivation, interference, declaratory judgment or other proceeding of any kind, and (b) taking any other lawful action that Licensor, in its sole discretion, believes is reasonably necessary, to protect, enforce or defend any Licensed Patent. Licensor has the right to prosecute or defend any such proceeding in Licensor’s own name or, if required by applicable law or otherwise necessary or desirable for such purposes, in the name of Licensee and may join Licensee as a party if a court of competent jurisdiction determines Licensee is an indispensable party to such proceeding. Licensor shall bear its own costs and expenses in all such proceedings and have the right to control the conduct thereof and be represented by counsel of its own choice therein.

(b) Licensee shall and hereby does irrevocably and unconditionally waive any objection to Licensor’s joinder of Licensee to any proceeding described in Section 6.2(a) on any grounds whatsoever. If Licensor brings or defends any such proceeding, Licensee shall cooperate in all respects with Licensor in the conduct thereof, and assist in all reasonable ways, including having its employees testify when requested and make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like.

6.3 No Obligation to Sue. Licensor shall have no obligation to bring any suit, action or other proceeding against any alleged infringer of any Licensed Patent.

6.4 Recovery and Settlement. If Licensor undertakes the enforcement or defense of any Licensed Patent, any recovery, damages or settlement derived from such suit, action or other proceeding shall be retained in its entirety by Licensor, and Licensor may settle any such suit, action or other proceeding, whether by consent order, settlement or other voluntary final disposition, without the prior written approval of Licensee.

6.5 March-in Rights. If any suit, action or other proceeding alleging invalidity or non- infringement of any Licensed Patent is brought against Licensee, Licensor, at its option, shall have the right, within twenty (20) Business Days after commencement of such suit, action or other proceeding, to intervene and take over the sole defense of the suit, action or other proceeding at its own expense.

7. Term and Termination.

7.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with this section, remain in force for each Licensed Product on a Licensed-Product-by-Licensed-Product basis for rights and obligations concerning the Licensed Patent, until the expiration of the last to expire Valid Claim of a Licensed Patent that would be infringed by the unlicensed manufacture, use, importation, offer for sale or sale of such Licensed Product in or into such country. As used in this section, “expiration” and “expire”, when referring to a Valid Claim means any expiration, revocation, invalidation or other termination of the Licensed Patent incorporating the Valid Claim. The periods set forth in this section, or such shorter periods as may result from the earlier termination of this Agreement in accordance with this section shall collectively be referred to as the “Term”.

7.2 Termination for Cause. Licensor shall have the right to terminate this Agreement immediately by giving written notice to Licensee if:

(a) Licensee materially breaches this Agreement and, if such breach is curable, fails to cure such breach within twenty (20) Business Days of Licensor’s written notice of such breach; or

(b) Licensee: (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within twenty (20) Business Days or is not dismissed or vacated within twenty (20) Business Days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Upon termination or expiration of this Agreement, Licensee shall immediately cease all activities concerning, including all practice and use of, the Licensed Patent.

7.3 Survival. The rights and obligations of the parties set forth in Section 1 (Definitions), Section 5 (Challenges to Licensed Patent), this Section 7 (Term and Termination) and Section 8 (Miscellaneous), and any right, obligation or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

8. Miscellaneous.

8.1 Further Assurances. Each party shall, upon the reasonable request of the other party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

8.2 Independent Contractors. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

8.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this section:

If to the Licensor:	Chris MH Kim, MD 25 Edinburg Cir Matawan, NJ 07747 Email: cmk@apimeds.com

If to Licensee:	Apimeds Pharmaceuticals US, Inc. Attention: Chief Executive Officer 2 East Broad Street, 2nd Floor Hopewell, NJ 08525 Email: scotth@apimedspharmaus.com

Notices sent in accordance with this section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail, if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

8.4 Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.5 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

8.6 Assignment. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns. Licensee shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, without Licensor’s prior written consent.

8.7 Amendment Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.8 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

8.10 Legal Counsel. In the preparation of this Agreement and in the transactions contemplated hereby, Royer Cooper Cohen Braunfeld LLC has represented the Licensee and the Licensor has been so advised with respect thereto and with respect to obtaining his own separate counsel, and the Licensor acknowledges that has either sought and obtained such separate legal counsel or has waived his right to do so.

8.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission (to which a PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

LICENSOR:

/s/ Kim Moon Ho a/k/a Chris MH Kim, MD
Kim Moon Ho a/k/a Chris MH Kim, MD

LICENSEE:

APIMEDS PHARMACEUTICALS US, INC.

By:	/s/ Scott Hollander
Name:	Scott Hollander
Title:	Chief Executive Officer

SIGNATURE PAGE TO PATENT LICENSE AGREEMENT